                                                                   EXHIBIT 6.3.3

                     S&P COMSTOCK INFORMATION DISTRIBUTION
                               LICENSE AGREEMENT

     AGREEMENT, made as of June 1, 1999, by and between S&P ComStock, Inc. a corporation having offices at 600 Mamaroneck Avenue, Harrison, New York 10528, and FreeRealTime.com, Inc. ("Distributor"), having an office at 3333 Michelson Drive, Ste 430, Irvine, CA 92612.

     WHEREAS, S&P ComStock, Inc. gathers, formats and distributes an information service comprised of certain securities and commodities prices and other data which is known as the S&P ComStock Service ("ComStock") and

     WHEREAS, S&P ComStock, Inc. is licensed to distribute information from various Stock Exchanges, Commodity Exchanges, and other sources (collectively, "Sources") as part of S&P ComStock; and

     WHEREAS, the parties desire that certain delayed information from S&P ComStock ("the ComStock Information") as specified in Exhibit A (Part 1), attached hereto, be made available to Distributor for display by Distributor on its Internet World Wide Web site (collectively, the "Distributor Service"), as described fully in Exhibit B, attached hereto.

     NOW, THEREFORE, the parties mutually agree as follows:

1. Distribution License.

     (a) Distributor is hereby granted for the term of this Agreement a nonexclusive, nontransferable right and license to distribute electronically the ComStock Information via the Distributor Service solely for access by Internet users of the Distributor, provided that the ComStock Information is supplied to the users by means (such as data encryption, or packet transmission-digitizing) which prevent unauthorized reception, use or retransmission and further provided that Distributor has executed in advance any and all necessary documents with the various Sources, which documents have been accepted and approved by the Sources. Notice of such Sources' acceptance and approval must be supplied to S&P ComStock, Inc. prior to Distributor's use or distribution of the ComStock Information.

     (b) Distributor agrees and understands that it is not permitted to sublicense, transfer, or assign its rights except as specified in Exhibit B hereunder and that it shall not permit the redistribution of the ComStock Information by any user or by any other third party without the express prior authorization of S&P ComStock, Inc. pursuant to a separate agreement or by mutually agreeable amendment executed and attached hereto.

2. ComStock Equipment.

     (a) During the term of this Agreement, S&P ComStock, Inc. shall provide Distributor the equipment listed in Exhibit C, attached hereto ("the ComStock Equipment"), for installation only at the site(s) specified therein. Distributor shall not relocate the ComStock Equipment without the written permission of S&P ComStock, Inc.

     (b) S&P ComStock, Inc. shall, at Distributor's expense and request, install, furnish, and maintain necessary modems and/or communications interface equipment.

     (c) Distributor shall not attach, or permit or cause to be attached, any non-ComStock equipment to the ComStock communications line or the ComStock Equipment without the prior written permission of S&P ComStock, Inc..

     (d) Distributor shall have no right in or to any of the ComStock Equipment except for the rights of use herein granted. Distributor shall pay all extraordinary costs for repair or replacement of the ComStock Equipment, over and above ordinary maintenance which shall be performed by S&P ComStock, Inc.. Such extraordinary maintenance includes electrical work external to the ComStock Equipment, maintenance of accessories or attachments, and repair of damage to the ComStock Equipment resulting from accident, neglect, misuse, failure of electrical power or causes other than ordinary use. Distributor shall promptly return the ComStock Equipment in good condition, ordinary wear and tear excepted, upon termination of this Agreement for any reason.

3. ComStock Information.

     (a) The furnishing to Distributor of the ComStock Information is conditioned upon strict compliance with the provisions of this Agreement, the applicable policies of the Sources, and with all local, state and federal regulations which might pertain to the use of the ComStock Information. It shall be the sole responsibility of Distributor to confirm with the applicable Sources whether or not all of the ComStock Information may be distributed by Distributor to its Subscribers. S&P ComStock, Inc. may discontinue provision of the ComStock Information hereunder, without notice, whenever the terms of its agreements with the Sources require such discontinuance. Notwithstanding the above, if in its reasonable judgment S&P ComStock, Inc. finds a breach by Distributor of any of the provisions of this Agreement, S&P ComStock shall give Distributor at least thirty (30) days notice and an opportunity to cure such breach during that thirty (30) days before discontinuance..

     (b) Neither S&P ComStock, Inc., nor any of its affiliates, nor any Sources make any express or implied warranties (including, without limitation, any warranty of merchantability or fitness for a particular purpose or use). Neither S&P ComStock, Inc., any of its affiliates, or any Sources warrant that the ComStock information will be uninterrupted or error-free. However, if, due to issues within the control of S&P ComStock, Inc. the feed becomes interrupted for a substantial period of time or the data has material errors and stands uncorrected for a substantial period of time ("substantial"

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

and "material" to be interpreted using a reasonability approach, however at a minimum "substantial" constitutes 8 consecutive market hours), then Distributor may terminate the Agreement without further liability. Distributor expressly agrees that its use and distribution of the ComStock Information and its use of the ComStock Equipment is at the sole risk of Distributor and its Subscribers. S&P ComStock, Inc., its affiliates, and all Sources involved in creating or providing the ComStock Information will in no way be liable to Distributor or any of its Subscribers for any inaccuracies, errors or omissions, regardless of cause, in the ComStock Information or for any defects or failures in the ComStock Equipment, or for any damages (whether direct or indirect, or consequential, punitive or exemplary) resulting therefrom. The liability of S&P ComStock, Inc. and its affiliates in any and all categories, whether arising from contract, warranty, negligence, or otherwise shall, in the aggregate, in no event exceed one month's ComStock Information Delivery Fee.

       (c) Prior to commencing distribution of the SPC Information to any Subscriber who's receiving continuously updated real-time information, Distributor shall enter into a written subscription agreement with each such Subscriber. The form of any such agreement shall be subject to the prior review and written approval of SPC and shall include provisions to the effect that each
Subscriber:

       (i) agrees that SPC and the Sources shall have no liability for the accuracy or completeness of the SPC Information or for delays, interruptions, or omissions therein;

       (ii) agrees not to use or permit anyone to use the SPC Information for any unlawful purpose;

       (iii) agrees that the SPC Information is to be used solely for the internal use of the Subscriber and its employees and not for redistribution to any other person or entity, including but not limited to, any entity which is not wholly-owned by the Subscriber; provided, however, that "internal use" shall be deemed to include use by third parties with whom the Subscriber share but to whom Subscriber does not sell or beneficially provide the SPC Information, provided that usage by such third parties constitutes an integral and inseparable part of the Subscriber's business;

       (iv) agrees that its arrangement with Distributor for receipt of the SPC Information is subject to termination in the event that this Agreement between Distributor and SPC is terminated for any reason;

       (v) agrees, where applicable, to make application for receipt of the SPC Information from each and every Source prior to commencing receipt of the SPC Information and agrees to comply with any conditions, restrictions or limitations imposed by any of the Sources, including paying all such fees or charges as such Sources may impose either directly or through SPC or Distributor; and

         (vi) acknowledges that the Sources described in the preceding paragraph may have the right to terminate provision of the SPC Information to Subscriber with or without notice and that neither any such Source, SPC nor Distributor shall have any liability in connection therewith.

     (d) Distributor agrees that it shall not display the ComStock Information in the Distributor Service without a prominent notice indicating that the ComStock Information is being displayed on a minimum fifteen (15) minute delayed basis, except for where real-time information is displayed.

     (e) Distributor also agrees to include S&P Comstock's Terms and Condition of Use, a copy of which is attached hereto as Exhibit E, within the Distributor Service in a manner which alerts Subscribers of the applicability thereof.

     (f) Distributor shall clearly and prominently identify S&P ComStock as the source of the ComStock Information by display of the S&P ComStock logo (the "Logo") in a manner to be agreed to by the parties. Distributor shall also create a hypertext or other computer link from the Logo to the S&P ComStock site on the World Wide Web.

     (g) Distributor represents and warrants that it has and will employ adequate security procedures to prevent the unauthorized access to the ComStock Information or corruption of the ComStock Information.

     (h) Distributor agrees to indemnify and hold S&P ComStock, Inc. and its affiliates harmless from and against any and all losses, damages, liabilities, costs, charges and expenses, including reasonable attorneys' fees, arising out of: (i) any liability of S&P ComStock, Inc. to any Subscriber where Distributor has failed to include the Terms and Conditions of Use in the Distributor Service pursuant to Section 3(d) above, or (ii) any breach or alleged breach on the part of Distributor or any users with respect to its/their obligations to obtain prior approvals from appropriate Sources and to comply with any applicable conditions, restrictions or limitations imposed by any Source.

     (i) S&P ComStock, Inc. represents that it has the rights and licenses necessary to transmit the ComStock Information to Distributor, and that to the best of S&P ComStock, Inc.'s knowledge, the license granted to Distributor hereunder does not infringe any proprietary right or any third party right at common law or any statutory copyright.

     (j) S&P ComStock, Inc. shall deliver the ComStock Information to Distributor at the site(s) set forth in Exhibit C or at such other locations as Distributor may designate within the continental United States or Canada.

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

4. Payments.

     In consideration for the license granted to Distributor by S&P ComStock, Inc. under this Agreement, Distributor shall make the following payments to S&P ComStock, Inc.:

     (a) Distributor shall pay to S&P ComStock, Inc. a basic ComStock Information Delivery Fee of $520 per month, including all recurring charges for ComStock network connection, modem/line interface equipment, and standard equipment maintenance services as determined by S&P ComStock, Inc.'s standard price list. These charges, plus any applicable Source fees and state/local taxes, will be billed monthly in advance. Non-recurring charges such as installation, relocation and removals of ComStock Equipment will be separately billed in accordance with S&P ComStock, Inc.'s then-current standard rates.

     (b) Distributor shall pay to S&P ComStock, Inc. monthly fees as described in Exhibit D. The monthly fees will be due and payable on the fifteenth (15th) day of each month following the month in which services are rendered. Distributor shall provide to S&P ComStock, Inc. on a monthly basis the number of web hosting 3rd parties and their respective page views (only for those web-hosted pages for which Distributor is displaying data and/or information originally provided to Distributor by S&P Comstock). S&P ComStock, Inc. shall keep such list confidential.

     (c) In addition to the monthly fees outlined in Exhibit D, Distributor shall pay a total of $200,000 in complete satisfaction of all past due amounts due to S&P ComStock resulting from fourteen (14) months of services rendered through May 31, 1999. The $200,000 shall be paid in six equal monthly installments of $33,333.34 each beginning in July 1999. Each monthly installment will represent a pro rata share of the complete satisfaction of the total past due indebtedness of $200,000 (for example, two monthly payments will constitute payment in full of 2/6 of the total past due indebtedness through May 31, 1999. Distributor shall have no further obligation to S&P ComStock with respect to the past due amounts through May 31, 1999 as each pro rata share of the past due indebtedness is paid based on the schedule above.

     (d) Distributor shall be responsible for the payment of any and all applicable fees billed to S&P ComStock, Inc. or directly to Distributor by Sources, which fees result from Distributor's use and distribution of the ComStock Information. Distributor shall also be responsible for payment of any Subscriber's Source fees which must be paid directly by Distributor to the Sources. Distributor shall provide to S&P ComStock, Inc. a copy of its monthly Source fee reports when and as filed with the Sources.

     (e) Any amounts payable to S&P ComStock, Inc. by Distributor hereunder which are more than thirty (30) days past due shall bear interest at the rate of 1-1/2% per month.

     (f) S&P ComStock, Inc. may, in its sole discretion and at any time following the initial term of this Agreement, change the fee payment only with respect to Exhibit D, Schedule of Fees as specified herein after having provided written notice to Distributor at least ninety (90) days in advance of such changes.

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

     (g) S&P ComStock, Inc. may audit Distributor's records for the sole purpose of verifying the accuracy of Distributor's reported monthly Subscriber Fee payments as set forth in Exhibit D, Schedule of Fees. Distributor will make such records readily available to S&P ComStock, Inc. for inspection during normal working hours on one week's notice. S&P ComStock, Inc. agrees that Distributor's records will be treated as confidential and will not be used for any purpose other than verifying Distributor's compliance with this Agreement. Any such audit shall be at S&P ComStock, Inc.'s expense unless it is determined that S&P ComStock, Inc. has been underpaid by an amount exceeding five percent (5%) of the revenues actually received by S&P ComStock, Inc. in the period covered by the audit; in such case, the expense of the audit shall be borne by Distributor.

5. Information Enhancements; Changes to Data Specification.

     (a) Any additions of new Sources or other enhancements to the ComStock Information which may be made by S&P ComStock, Inc. during the term of this Agreement, while unidentified at this time, will be offered to Distributor under terms and conditions to be negotiated, provided that (i) S&P ComStock, Inc. has the necessary rights to convey such new information to Distributor for redistribution; and (ii) Distributor and S&P ComStock, Inc. execute a separate agreement or an amendment to this Agreement.

     (b) S&P ComStock, Inc. shall have the right, on at least six (6) months prior written notice, to change the ComStock Data Format Specification for all of its Information, provided that any such change shall be made effective generally by S&P ComStock, Inc. to its customers. Distributor shall be responsible at its own expense for making any modifications to its software necessitated by such change. If this change proves to be a substantial material burden for Distributor, then Distributor has the right to cancel this agreement.

6. Term.

     (a) This Agreement shall take effect June 1, 1999.

     (b) The term of this Agreement shall be for an initial term of three (3) years effective June 1, 1999 (the "Initial Term"), and shall continue thereafter for additional consecutive twelve (12) month terms, unless written notice of termination shall have been received by either party from the other at least ninety (90) days prior to the end of the initial term or of any additional twelve-month term. If S&P ComStock, Inc. increases charges to Distributor pursuant to Paragraph 4(f), above, Distributor shall have the option to terminate this Agreement by written notice to S&P ComStock, Inc. within sixty
(60) days of Distributor's receipt of notice of such increases; such termination will become effective no sooner than thirty (30) days from the last day of the month in which notice of termination by Distributor is received by S&P ComStock, Inc. Distributor shall have the right to cancel this agreement by providing at least ninety (90) days written notice after the first twelve (12) months, only if Distributor does not continue providing market information as part of its Distributor's service. If, at anytime after the eighteenth (18) month of this agreement, Distributor experiences at least a 20% decline in monthly revenue directly attributable to the ComStock information (the "ComStock Revenue") from the amount of ComStock Revenue recognized for the month ending December 31, 2000, then Distributor has the right, by providing 60 days written notice, to cancel this agreement. If Distributor exercises this right, it shall pay S&P ComStock 50% of the Monthly License Fee for each month remaining under the Initial Term. In addition, for the web host information services, S&P ComStock shall have the right, after the first year, to increase web host fees by providing ninety (90) days written notice. Distributor shall then have the right to cancel such service.

7. Marketing.

     Distributor may not use the names "ComStock", "SPC", or "S&P ComStock, Inc.", which are proprietary to S&P ComStock, Inc., or refer to the ComStock Information in marketing or advertising materials without the prior written consent of S&P ComStock, Inc., such consent not to be unreasonably withheld. Upon S&P ComStock, Inc.'s written request, Distributor shall notify Subscribers by a display in the service itself that S&P ComStock is the source of the quote information and any sales literature discussing ComStock provided quotes shall list S&P ComStock as the provider of the service.

8. Rights to Data Specification; Other Confidential Information.

     (a) Distributor agrees and acknowledges that the Data Specification is a confidential and proprietary trade secret belonging to ComStock, and nothing in this Agreement conveys any proprietary rights whatsoever with regard to the Data Specification to Distributor. The Data Specification is provided to the Distributor strictly and solely for the purpose of developing internal computer software to receive the ComStock Information (provided that nothing herein restricts Distributor from developing and implementing its own internal computer software and hardware that allows Distributor to receive information similar to the ComStock Information from parties other than S&P Comstock, as such information is not considered to be confidential and proprietary trade secret belonging to ComStock). Distributor may not use the Data Specification for any other purpose whatsoever, including, but not limited to, the development of systems for the receipt or transmission of computer data. Distributor may not give, transmit, or provide access to the ComStock Data Specification to any Subscriber or other third party. On any termination of this Agreement, regardless of cause, Distributor shall promptly return the Data Specification to S&P ComStock, Inc. and shall provide a written certification by an officer that no copies have been retained by Distributor.

     (b) In addition to the duties imposed on Distributor pursuant to Paragraph 8(a), above, S&P ComStock, Inc. and Distributor agree to hold confidential any and all of each other's trade secrets, procedures, formulae, financial data, Subscriber lists, and future plans, which may be learned before and during the term of this Agreement. Notwithstanding the foregoing, however, such duty of confidentiality shall not extend to information which is or comes into the public domain, is rightfully obtained from third parties not under a duty of confidentiality, or which is independently developed without reference to the other party's confidential information.

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     (c) The duties of confidentiality imposed herein shall survive any termination of this Agreement.

9. Prevention of Performance.

     Neither party shall be liable for any failure in performance of this Agreement if such failure is caused by acts of God, war, governmental decree, power failure, judgment or order, strike, or other circumstances, whether or not similar to the foregoing, beyond the reasonable control of the party so affected. Neither party shall have any liability for any default resulting from force majeure, which shall be deemed to include any circumstances beyond its control. Such circumstances shall include, but are not limited to acts of the government, fires, flood, strikes, power failures or communications line or network failures.

10. Right of Termination in the Event of Breach or Bankruptcy; Right to Injunctive Relief.

     (a) Either party shall have the right to terminate this Agreement for material breach by the other party by giving thirty (30) days prior written notice, such termination to take effect unless the breach is cured or corrected within such notice period.

     (b) If a receiver is appointed for either party's business or if either party petitions under the Bankruptcy Act and is adjudicated a bankrupt, declared an insolvent, or makes an assignment for the benefit of creditors, then the other party shall, upon thirty (30) days prior written notice, have the right to terminate this Agreement.

     (c) Upon termination of this Agreement for any reason, Distributor shall cease all use and distribution of any of the ComStock Information.

     (d) In addition to and notwithstanding the above, if Distributor, or any of its employees, agents or representatives, shall attempt to use or dispose of the Comstock Information or the Data Specification in a manner contrary to the terms of this Agreement, S&P ComStock, Inc. shall have the right, in addition to such other remedies as may be available to it, to injunctive relief enjoining such acts or attempt, it being acknowledged that legal remedies are inadequate.

11. Assignment.

     This Agreement may not be assigned, sublicensed or otherwise transferred by either party without the written consent, except to a wholly owned subsidiary or to a parent holding company such that parent holding company owns at least 80% of the capital stock of the Distributor, of the other party, such consent not to be unreasonably withheld, provided, however, that no such consent shall be required with respect to any assignment by S&P ComStock, Inc. to its parent company, or to any S&P ComStock, Inc. affiliate. Any attempted transfer or assignment of this Agreement in violation of this provision shall be null and void.

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

12. Entire Agreement.

     This Agreement and its Exhibits embodies the entire agreement between the parties hereto. There are no promises, representations, conditions or terms other than those herein contained. No modification, change or alteration of this Agreement shall be effective unless in writing and signed by the parties hereto.

13. Non-Waiver.

   The failure of either party to exercise any of its rights under this Agreement for a breach thereof shall not be deemed to be a waiver of such rights nor shall the same be deemed to be a waiver of any subsequent breach.

14. Notices

   All notices under this Agreement shall be given in writing to the parties as follows:

    To:   S&P ComStock, Inc.
          600 Mamaroneck Avenue
          Harrison, New York 10528

          Attn.: Mr. Paul Zinone

    To:   FreeRealTime.com, Inc.
          3333 Michelson Dr., Ste 430
          Irvine, CA 92612

          Attn. Mr. Brad Gunn

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

15. Governing Law.

     This Agreement shall be governed by the laws of the State of New York and the parties agree to select New York jurisdiction for any claims or disputes which may arise hereunder.

     IN WITNESS WHEREOF, Distributor and S&P ComStock, Inc. have caused this Agreement to be executed by their duly authorized respective officers, as of the day and year above written.

S&P COMSTOCK, INC.

By:     /s/ Paul S. Zinone

Title:  Vice President

Date:   Aug. 11,

DISTRIBUTOR

By:     /s/ Brad Gunn

Title:  President

Date:   Aug. 10, 1999

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

                                   EXHIBITS


A.  COMSTOCK INFORMATION DEFINITION; AUTHORIZED COUNTRIES

B.  DESCRIPTION OF DISTRIBUTOR SERVICE

C.  LISTING OF COMSTOCK EQUIPMENT; DISTRIBUTOR DELIVERY SITES

D.  SCHEDULES OF SUBSCRIBER FEES

E.  TERMS AND CONDITIONS OF USE

F.  YEAR 2000 READY CONTRACT LANGUAGE

                                   EXHIBIT A

PART I: INFORMATION DEFINITION

STOCKS:

   NYSE
   NYSE Corporate Bonds
   AMEX, Boston, Philadelphia, Cincinnati, Midwest, Pacific Stock Exchanges and
     Instinet, NASD
   NASDAQ Over-the-Counter
   NASDAQ National Market System
   NASDAQ Level II
   U.S. Mutual Funds
   Alberta Stock Exchange
   Canadian OTC Automated Trading System
   Montreal Stock Exchange
   Toronto Stock Exchange
   Vancouver Stock Exchange

STOCK/CURRENCY OPTIONS:

   AMEX, OPRA: Chicago Board of Options Exchange
   NYSE, Pacific, Philadelphia Stock Exchange

FUTURE EXCHANGE                       BASIC FUNDAMENTAL INFORMATION

   Chicago Board of Trade                U.S. Company names
   Chicago Mercantile Exchange           P/E Ratio
   Commodities Exchange Center           52 week high/low
   Kansas City Board of Trade            Dividend Rate
   Mid-America Commodity Exchange        Dividend Amount
   Minneapolis Grain Exchange            Dividend Yield
   New York Mercantile Exchange
   New York Commodity Exchange
   Winnipeg Commodity Exchange

PART II:  AUTHORIZED GEOGRAPHICAL AREA

Distribution of the ComStock Information may only be made by Distributor to Subscribers located in the United States and Canada. Subscribers may access the ComStock Information outside of the U.S. and Canada but Distributor shall not purposely market outside of these regions.

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

                                   EXHIBIT B
                       DESCRIPTION OF DISTRIBUTOR SERVICE


The FreeRealtime.com, Inc. information services provide delayed and real-time market and related data to users accessing such data over the Internet. The Distributor currently operates through two primary Web sites: (1) FreeRealtime.com -- a free, advertising-supported market data, news and analytic tools service and (2) BullSession.com -- a subscription-based market data, news and analytic tools service. A description of the Distributor's Internet-based services including current and contemplated services, includes the following:

A. Advertising-Supported Information Services

   . Delayed and real-time snapshot (collectively "Delayed/RT") market information offered free to users who have properly registered with the Distributor (the "Registrants").

   . The Business Model for the Distributor is dependent on the sale of advertising, sponsorships, and other advertising and marketing-related fees and revenues. All quote requests connect with FRTI servers. FRTI may sell, serve, and/or collect banner advertising to support the display of the page.

   . Distributor's FreeRealtime.com Web site and linked sites that are accessible via reciprocal hyperlinks between the two sites are the current operations for this type of service.

B. Web-Host Information Services

   . Snapshot Delayed/RT market information offered to Registrants of FreeRealtime.com where such users come from other host Web sites ("Web Hosts") whereby the FreeRealtime.com Web site is private labeled for "other" host sites with the "other" host site's "look" and "feel".

   . The Business Model for the Distributor consists exclusively of "per quote" or "per user" sub-license fees paid to the Distributor by the Web Host.

   . Distributor's arrangements with Zack's and Infospace are the current examples of this type of service.

   . Distributor shall not provide continual updated real-time market information as part of this service.

   . Other than those web host sites listed in Exhibit D, Distributor shall not allow any other web hosts to host sites on behalf of other third parties.

   . Distributor agrees that at the next renewal date for those web hosts listed in Exhibit D (the "Web Hosts"), Distributor shall terminate the Web Hosts' right of hosting sites on behalf of any new third parties solely with respect to the dissemination of the ComStock information by the Distributor. The Web Hosts can continue to host sites on behalf of third parties that they've already entered into an agreement with or will enter into an agreement with prior to the Distributor's next renewal date with the Web Hosts.

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

C. Continual Update RT Subscription-based Information Services (current BullSession product)

   . Continual Update RT market information offered to to users who have properly registered with the Distributor and who pay periodic subscription fees to the Distributor for such services ("Subscribers"). Information is refreshed automatically in specified time increments (typically 7-10 seconds) depending on the subscribers connection.

   . The Business Model for the Distributor is dependent on subscription fees paid by the Subscriber.

   . Distributor's BullSession.com Web site is the current operation for this type of service.

D. Continuous Tick-by-tick RT Subscription-based Information Services

   . Continuous, real-time, tick-by-tick, (collectively "Continuous RT") market information, including continuous real-time quotes, NASDAQ Level II quotes, S&P News, offered to to users who have properly registered with the Distributor and who pay periodic subscription fees to the Distributor for such services ("Subscribers").

   . The Business Model for the Distributor is dependent on subscription fees paid by the Subscriber.

   . The Distributor does not have a current operation for this type of service but may develop and offer such services in the future.

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

                                   EXHIBIT C

                       DESCRIPTION OF COMSTOCK EQUIPMENT

   Licensee will use the ComStock Digital Data feed from equipment to be provided at the Licensee's site. The feed will be distributed through a port of the ComStock Client Site Processor (CSP) into the head end service of the Licensee. The ComStock CSP is fed with 56KB baud data run via satellite equipment.

   Licensee location(s) are registered at:

                                         3333 Michelson Drive, Ste 430
                                         Irvine, CA 92612



                                         Jersey City, NJ

                                   EXHIBIT D
                                SCHEDULE OF FEES

Monthly Fees:
-------------
     Monthly Base Rate                         $   520
     Satellite Equipment if needed             $   200

    Monthly License Fee:                       $50,000

     . Distributor has the right to distribute the ComStock Information to an unlimited number of Registrants pursuant to Advertising-supported Information Services, such as FreeRealTime.com and Continual Update RT Subscription-based Information Services, such as BullSession.com, without incurring any additional monthly fees.

     . Monthly License Fee includes Web Host Information Services with
       Zacks.com, Infospace.com, 4Anything.com, Briefing.com, and all other websites which serve as Web Hosts to the above parties (i.e. no additional fees including, Web Host fees, will be incurred by Distributor for the above Web Host relationships).

    Subscriber Fees:

         . Subscriber Fees relate to Continuous RT Information Services which the Distributor is not currently offering.
         . Such fees are not applicable to Continual Update R.T. Subscription-based Information Services, such as BullSession.com, as described in Exhibit B.

Subscriber Fees:
----------------

     # of Subscribers                 Real-time Tick-by-Tick           # of Subscribers             Real-time Tick-by-Tick
                                       Continuously Updated                                          Continuously Updated
                                         Non Professionals                                              Professionals
     1 -100                                   $20.00                         1 +                                 $25
     101 - 500                                $15.00
     501 - 1000                               $13.00
     1001+                                    $10.00

     NASDAQ Level II                 $15/average daily user (RT Tick-by-Tick
                                     Continuously Updated)
     Full Fundamental Data           $ 2/average daily user - if needed
     S&P News                        $10/average daily user - if needed

    Web Host Fees:
    --------------
     . Web Host Fees relate to Web Host Information Services as described in
       ---------------------------------------------------------------------
       Exhibit B.
       ---------
     . Such fees are neither applicable to Web Host arrangements with Zacks.com,
       ------------------------------------------------------------------------
       Infospace.com, 4Anything.com, or Briefing.com nor any other websites
       --------------------------------------------------------------------
       which serve as Web Hosts for the above parties.
       -----------------------------------------------


                                    Per Delayed Quote          Per RT Quote
#of Page Views
0-5,000,000                              $.0025                   $.005
5,000,001 - 10,000,000                   $.0020                   $.004
10,000,001+                              $.0010                   $.003

One-Time Fees:
Installation                                         already installed
Refundable Security Deposit                          $ 500

                                   EXHIBIT E

              TERMS AND CONDITIONS OF USE OF COMSTOCK INFORMATION

     All information provided by S&P ComStock, Inc. ("ComStock") and its affiliates (the "ComStock Information") on _____ World Wide Web site is owned by or licensed to ComStock and its affiliates and any user is permitted to store, manipulate, analyze, reformat, print and display the ComStock Information only for such user's personal use. In no event shall any user publish, retransmit, redistribute or otherwise reproduce any ComStock Information in any format to anyone, and no user shall use any ComStock Information in or in connection with any business or commercial enterprise, including, without limitation, any securities, investment, accounting, banking, legal or media business or enterprise.

     Prior to the execution of a security trade based upon the ComStock Information you are advised to consult with your broker or other financial representative to verify pricing information.

     Neither ComStock nor its affiliates make any express or implied warranties (including, without limitation, any warranty or merchantability or fitness for a particular purpose or use) regarding the ComStock Information. The ComStock Information is provided to the users "as is." Neither ComStock nor its affiliates will be liable to any user or anyone else for any interruption, inaccuracy, error or omission, regardless of cause, in the ComStock Information or for any damages (whether direct or indirect, consequential, punitive or exemplary) resulting therefrom.

                                   EXHIBIT F
                       YEAR 2000 READY CONTRACT LANGUAGE

Year 2000. S&P ComStock represents that it has used reasonable efforts to review
----------
the products and/or services that are the subject of this Agreement (the "Service") for compatibility with dates in the Year 2000 and beyond in a manner that is intended to be consistent with general industry practice for verification and acceptance testing and S&P ComStock believes that it has achieved a satisfactory level of compatibility with such dates. Notwithstanding, S&P ComStock does not and cannot warrant that the Service is Year 2000 ready or free of Year 2000 defects and no such warranty, express or implied, is given or should be imputed from the statements made above. Further, except as provided in the next sentence, S&P ComStock will have no liability for the Year 2000 readiness of, or for any Year 2000 defect in the Service or any portion thereof or in any third party system or other item provided by S&P ComStock under this Agreement. In the event that all or any portion of the Service is found not to be Year 2000 ready in a manner that materially and adversely affects the value of the Service to the Distributor, the sole and exclusive remedy of the Distributor shall be to suspend (on written notice to S&P ComStock), Distributor's further right to use and obligation to pay for the affected portion of the Service until the Service or such portion of the Service is Year 2000 ready, and S&P ComStock shall refund or credit to the Distributor any prepayments that relate to the unused, suspended Service while the Service or such portion of the Service is so affected. To the extent that any liability nevertheless is at any time imposed upon S&P ComStock under this provision, such liability shall be subject to the limitations and/or exclusions of liability implemented elsewhere by the terms of this Agreement.